Exhibit 10.30

FAIRPOINT COMMUNICATIONS, INC.

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into this 1st day of July, 2009, by and between FairPoint Communications, Inc. (the “Company”) and David L. Hauser (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive have entered into an employment agreement dated as of June 11, 2009 (the “Employment Agreement”) that provides for the grant of stock options to the Executive; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions of such grant of stock options to the Executive.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and in the Employment Agreement, the Company and the Executive hereby agree as follows:

1.                                       Confirmation of Grant, Option Price.

(a)                                 Confirmation of Grant.  Subject to the restrictions and conditions of this Agreement, the Company hereby evidences and confirms the grant to the Executive, effective as of the date hereof (the “Grant Date”) of options to purchase from the Company 1,600,000 Shares of Common Stock, which shall become exercisable, if at all, as provided in Section 2 hereof (each, an “Option”, and collectively, the “Options”).

(b)                                Option Price.  The per Share exercise price for the Options shall be equal to $0.95 (the “Option Price”).

(c)                                 Character of Options.  The Options granted hereunder are not intended to be “incentive stock options” within the meaning of Section 422 of the Code.

2.                                       Exercisability.  The Options shall become vested and exercisable in three installments commencing on the first anniversary of the Grant Date, and ending on the “Normal Expiration Date” (as defined in Section 4) unless otherwise provided herein, in the amounts set forth below:

Anniversary of Grant Date	Number of Options Becoming Vested and Exercisable
1st	533,333
2nd	533,333
3rd	533,334

In the event the Executive’s employment with the Company or any Subsidiary terminates by reason of the Executive’s death or “Disability” (as defined in the Employment Agreement) or under circumstances entitling the Executive to receive “Severance Benefits” from the Company pursuant to Section 4(a) of the Employment Agreement, any Options that have not become vested and exercisable pursuant to the foregoing table shall become fully vested and exercisable.

3.                                       Method of Exercise and Payment.  The Options may be exercised by the Executive upon (i) the Executive’s written notice to the Company of exercise and (ii) the Executive’s payment of the Option Price in full at the time of exercise (x) in cash or cash equivalents, or (y) in such other form as the Committee shall from time to time determine, including, if so determined by the Committee, by means of a cashless exercise mechanism or by means of an assignment by the Executive to the Company of the right to receive cash proceeds from the sale of any Common Stock subject to the Options.  As soon as practicable after receipt of a written exercise notice and payment in full of the exercise price of any exercisable Options, but subject to Section 5 below, the Company shall deliver to the Executive a certificate or certificates representing the shares of Common Stock acquired upon the exercise thereof, registered in the name of the Executive; provided that, if the Committee, in its sole discretion, determines that, under applicable securities laws, any certificates issued under this Section 3 must bear a legend restricting the transfer of such Common Stock, such certificates shall bear the appropriate legend.

4.                                       Termination of Options.

(a)                                 Special Termination.  In the event that the Executive’s employment with the Company or any Subsidiary terminates by reason of (i) the Executive’s death, (ii) the Executive’s “Disability” (as defined in the Employment Agreement), (iii) the early retirement of the Executive with the consent of the Committee, (iv) the resignation or retirement of the Executive after the third anniversary of the “Employment Date” (as defined in the Employment Agreement) or (v) under circumstances entitling the Executive to receive “Severance Benefits” from the Company pursuant to Section 4(a) of the Employment Agreement (each a “Special Termination”), then any Options held by the Executive which are vested and exercisable at the time of such Special Termination (including any Options that become vested and exercisable in connection with such Special Termination) may be exercised by the Executive or the Executive’s beneficiary as designated in accordance with Section 7, and if no such beneficiary is named, by the Executive’s estate, at any time prior to two (2) years following the Executive’s termination of employment or the tenth anniversary of the Grant Date (the “Normal Expiration Date”) of the Options, whichever period is shorter, and any Options held by the Executive that are not then (or become) vested and exercisable shall terminate and be canceled immediately upon such Special Termination.

(b)                                  Termination for Cause.  Unless otherwise determined by the Committee, in the event the Executive’s employment with the Company or any Subsidiary is terminated by the Company or any such Subsidiary for “Cause” (as defined in the Employment Agreement), all Options held by the Executive, whether or not then vested or exercisable, shall terminate and be canceled immediately upon such termination of employment.

(c)                                   Other Termination of Employment.  In the event that the Executive’s employment with the Company or any Subsidiary terminates for any reason other than (i) a Special Termination or (ii) for Cause, then any Options held by the Executive which are vested and exercisable at the date of the Executive’s termination of employment shall be exercisable at any time up until the 60th day following the Executive’s termination of employment (or, in the event that the Executive dies after terminating his employment, but within the period during which the Options would otherwise be exercisable hereunder, the 120th day after the date of the Executive’s death) or the Normal Expiration Date of the Options, whichever period is shorter, and any Options held by the Executive that are not then vested and exercisable shall terminate and be canceled immediately upon such termination of employment.

5.                                       Tax Withholding.  Whenever Common Stock is to be issued pursuant to the exercise of an Option or any cash payment is to be made hereunder, the Company shall have the power to withhold, or require the Executive to remit to the Company, an amount sufficient to satisfy the minimum amount of any federal, state, and local withholding tax requirements relating to such transaction, and the Company may defer payment of cash or issuance of Common Stock until such requirements are satisfied.

6.                                       Nontransferability.  No Options granted hereby may be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Following the Executive’s death, all rights with respect to Options that were exercisable at the time of the Executive’s death and have not terminated shall be exercised by his or her designated beneficiary, his or her estate or, if applicable, a Permitted Transferee.

7.                                       Beneficiary Designation.  The Executive may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under this Agreement is to be exercised in case of his or her death.  Each designation will revoke all prior designations by the Executive, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Executive in writing with the Committee during his or her lifetime.  If no beneficiary is named, or if a named beneficiary does not survive the Executive, the Executive’s estate may exercise the Executive’s rights under the Plan.

8.                                       Requirements of Law.  The issuance of shares of Common Stock pursuant to the Options shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.  No shares of Common Stock shall be issued upon exercise of any Options granted hereunder, if such exercise would result in a violation of applicable law, including the U.S. federal securities laws or state securities laws.

9.                                       No Guarantee of Employment.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Executive’s employment at any time, or confer upon the Executive any right to continue in the employ of the Company or any Subsidiary.

10.                                 No Rights as Stockholder.  Except as otherwise required by law, the Executive shall not have any rights as a stockholder with respect to any Shares of Common Stock covered by the Options granted hereby until such time as the shares of Common Stock issuable upon exercise of the Options have been so issued.

11.                                 Interpretation; Construction.  The Committee shall have the responsibility of construing and interpreting this Agreement.  Any determination or interpretation by the Committee under or pursuant to this Agreement shall be made in its sole discretion and shall be final and conclusive on all persons affected hereby for all purposes.

12.                                 Modification and Waiver.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended at any time by the Company and the Executive.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof nor shall such waiver constitute a continuing waiver.

13.                                 Adjustments.

(a)                                 Changes in Capitalization.  In the event of any Adjustment Event (other than the restructuring described in Section 13(b)), the Options shall be adjusted in the same manner in which outstanding options awarded under the FairPoint Communications, Inc. 2008 Long Term Incentive Plan are adjusted pursuant to Section 3.4 of such Plan.

(b)                                Other Restructuring.  If, prior to December 31, 2010, the Company completes a restructuring in any manner of its indebtedness and such restructuring includes a cancellation or exchange of all or part of the Company’s indebtedness for Shares of Common Stock that results in a reduction in the value of the Shares of Common Stock, then the number of Shares subject to the Options and the per Share Option Price will each be adjusted in a manner that satisfies the requirements of Code Section 409A and results in (i) the excess of the aggregate Fair Market Value of the Shares subject to the Options immediately after the restructuring over the aggregate post-restructuring Option Price of such Options to be equal to the excess of the aggregate pre-restructuring fair market value of the Shares subject to the Options over the aggregate pre-restructuring Option Price of such Options and (ii) on a Share by Share comparison, the ratio of the Option Price to the Fair Market Value of Common Stock immediately after the restructuring to not be greater than such ratio immediately prior to the restructuring.  For purposes of the foregoing, the pre-restructuring fair market value of a Share of Common Stock shall be equal to the average closing price of the Common Stock during the 5 trading day period ending with the third trading day immediately preceding the public announcement of the restructuring.  The Company and the Executive have previously exchanged examples of how the Options and the per Share Option Price will be adjusted pursuant to this Section 13(b) upon the completion of a restructuring of the Company’s indebtedness.

14.                                 Miscellaneous.

(a)                                 Notices.  All notices, requests, demands and other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by reputable overnight courier or registered or certified mail, postage prepaid, or by facsimile transmission (with a copy simultaneously sent by registered or certified mail, postage prepaid), as follows (or to such other address as shall be set forth in a notice given in the same manner):

If to the Company, to:

FairPoint Communications, Inc.

521 East Morehead Street, Suite 500

Charlotte, North Carolina 28202

Facsimile:  (704) 344-1594

Attn:  Shirley J. Linn, Esq.

If to the Executive, to:

Most recent address on the Company’s

employment records for the Executive

(b)                                Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c)                                   Applicable Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

(d)                                  Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(e)                                   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

15.                                 Definitions.  Capitalized terms used herein without definition shall have the meaning given in the FairPoint Communications, Inc. 2008 Long Term Incentive Plan.  However, the Options shall not be issued or granted under the FairPoint Communications, Inc. 2008 Long Term Incentive Plan or otherwise be subject to the terms and conditions of such plan.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed in duplicate as of the date first above written.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Shirley J. Linn
Name:	Shirley J. Linn
Title:	Executive Vice President

EXECUTIVE

/s/ David L. Hauser
David L. Hauser